Exhibit 99.2

	Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
FOR IMMEDIATE RELEASE		713-570-3000

CROWN CASTLE MOBILE MEDIA SELECTS WINDOWS MEDIA AND

WINDOWS MEDIA DRM 10 TO DELIVER LIVE TELEVISION TO MOBILE DEVICES;

IT ACCELERATES THE DEPLOYMENT OF WINDOWS MEDIA-BASED DIGITAL

ENTERTAINMENT SERVICES FOR CELL PHONES, PDAs AND PORTABLE MEDIA DEVICES

APRIL 18, 2005 – HOUSTON and LAS VEGAS – Crown Castle Mobile Media, a subsidiary of Crown Castle International Corp. (NYSE:CCI), and Microsoft Corp. today announced that Crown Castle Mobile Media has selected Windows Media Audio, Windows Media Video 9 and Windows Media Digital Rights Management (DRM) 10 for its Digital Video Broadcasting-Handheld (DVB-H) broadcast service deployment. As a preview of the exciting possibilities this relationship may deliver, Crown Castle Mobile Media will be demonstrating with Microsoft live mobile TV on Windows Mobile™-based devices at the National Association of Broadcasters convention in Las Vegas from April 16 to April 21, 2005.

Windows Media helps to enable the secure delivery of high quality digital entertainment services over IP and other digital networks. The components of the Windows Media 9 Series platform are available from Microsoft in source code format, may be ported to mobile devices based on any operating system, and are licensed under published terms that provide significant commercial advantages for device manufacturers compared with alternative solutions. Windows Media Video 9 is Microsoft’s implementation of VC-1, the proposed Society of Motion Picture and Television Engineers (SMPTE) standard.

“Windows Media is a superb solution for delivering audio and video services over mobile broadcast networks like DVB-H because of its quality and efficiency,” stated Michael Schueppert, President of Crown Castle Mobile Media. “We are excited to work with Microsoft on this endeavor.”

News Release continued:

“Delivering television to mobile devices is a great example of the innovation that Crown Castle Mobile Media’s upcoming DVB-H service deployment will make possible,” said Amir Majidimehr, corporate vice president of Windows Digital Media at Microsoft. “This is a testament to Crown Castle Mobile Media’s expertise and vision in delivering mobile solutions, and we’re excited they have chosen Windows Media and Windows Media DRM as part of their next generation services.”

“We are delighted to see the collaboration between Crown Castle Mobile Media and Microsoft and believe this will accelerate the deployment of DVB-H,” stated Peter MacAvock, Executive Director of the DVB Organization.

DVB-H is currently expected to become the global standard for mobile television and has been formally adopted by both the DVB Organization and the European Telecommunications Standards Institute (ETSI). Crown Castle Mobile Media intends to build and operate a dedicated DVB-H network for broadcasting digital television content to mobile devices including cell phones. The proposed network will utilize five megahertz (MHz) of unencumbered nationwide spectrum acquired by Crown Castle through Federal Communications Commission Auction 46 in 2003.

The demonstration will be available at the Microsoft booth (SL332) during regular exhibit hours and will use Windows Media Audio and Video 9, Windows Media streaming protocols, and Windows Media DRM 10 to deliver services over a DVB-H network. Additionally, the demonstration features the DVB-H chip and Windows CE compatible driver for Windows Mobile-based handsets from DiBcom, the complete RF transmission system, including an Axcera Innovator LX UHF DVB-H transmitter from Axcera, and Windows Mobile-based devices from HTC Corp.

About Crown Castle Mobile Media

Crown Castle Mobile Media is a subsidiary of Crown Castle International Corp. (NYSE:CCI). Crown Castle engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

About Microsoft

Founded in 1975, Microsoft (NASDAQ: MSFT) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

News Release continued:

Microsoft, Windows and Windows Media are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

For more information, press only:

Crown Castle Mobile Media:

Jay Brown, Treasurer, Crown Castle International Corp., +1-713-570-3000, jbrown@crowncastle.com

Microsoft:

Ken Birge, Weber Shandwick for Microsoft, (425) 452-5484, kbirge@webershandwick.com

Wayne Hickey, Weber Shandwick for Microsoft, (425) 452-5400, whickey@webershandwick.com

Cautionary Language Regarding Forward-Looking Statements:

This press release contains forward-looking statements that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) the collaboration between Microsoft and Crown Castle Mobile Media, (ii) the build, operation, development, and deployment of a network for mobile television and (iii) the commercial launch and acceptance of mobile television or DVB-H. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

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